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                                                                     EXHIBIT 8.2


                                                       Direct Line: 212.859.8039
                                                       Fax: 212-859-8588
                                                       shapida@ffhsj.com

                                                       July 26, 2002

Datek Online Holdings Corp.
70 Hudson Street
Jersey City, NJ  07302

Ladies and Gentlemen:


         We are acting as counsel to Datek Online Holdings Corp. ("the Company") in connection with the proposed mergers (the "Mergers") between the Company and Dart Merger Corp. (the "Datek Merger"), and between Ameritrade Holding Corporation ("Parent") and Arrow Merger Corp. (the "Arrow Merger"), to be consummated pursuant to the Second Amended and Restated Agreement and Plan of Merger (the "Agreement"), dated as of July 26, 2002, among the Company, Parent, Arrow Merger Corp., Dart Merger Corp., and Arrow Stock Holding Corporation ("Holding Company"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.


         Parent and the Company have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (File No. 333-88632) (the "Registration Statement") with respect to the common stock of Holding Company to be issued in the Mergers to the Company stockholders and Parent stockholders in exchange for their stock in the Company and Parent. In addition, Parent and the Company have prepared, and we have reviewed, a Joint Proxy Statement/Prospectus, which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus"). In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Proxy Statement/Prospectus and the Agreement and upon such other documents as we have deemed appropriate.

         We have assumed that (i) all parties to the Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Agreement


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and such other documents, (ii) the Mergers will be consummated at the Effective
Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions, and (iii) the Mergers are authorized by and will be effected pursuant to applicable state law. We have also assumed that (i) the factual representations made by the Company, Parent, and Holding Company, in officers' certificates provided to us and dated as of the date hereof (the "Officers' Certificates") are true, correct and complete, and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time), (ii) any factual representations made in the Officers' Certificates "to the Knowledge of" or similarly qualified are true, correct and complete without such qualification, and (iii) as to all matters as to which any person or entity represents in the Officers' Certificates that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.


         Under the Agreement, it is a condition to the closing of the Mergers that the Company and Parent each receive an opinion from its respective counsel to the effect that the Mergers will, based upon certain representations by the Company, Parent and Holding Company, constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or considering the Mergers when taken together, will qualify as an exchange described in Section 351 of the Code. Based upon and subject to the foregoing and to the qualifications, limitations and assumptions contained in the discussion set forth in the Proxy Statement/Prospectus under the caption "Material Federal Income Tax Considerations," we hereby confirm that:

         (i) we are of the opinion that, at the Effective Time, the Datek Merger will constitute a reorganization under Section 368(a) of the Code, and/or considering the Mergers when taken together, will qualify as an exchange described in Section 351 of the Code; and

         (ii) the discussions of the consequences of the Datek Merger at the Effective Time, under the headings "Material Federal Income Tax Considerations for Datek Stockholders" and "Tax Consequences to Old Ameritrade and Datek" in the Proxy Statement/Prospectus are our opinion, to the extent the statements contained therein relate to matters of U.S. federal income tax law or legal conclusions with respect thereto.

         The foregoing opinions are based upon the Code, Treasury Regulations, case law and rulings, and other pronouncements of the Internal Revenue Service, each as in effect on the date hereof. Because these opinions are being delivered prior to the Effective Time of the Datek Merger, they must be considered prospective and dependent on future events. There


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can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Datek Merger or that contrary positions may not be taken by the Internal Revenue Service. Further, if the Mergers are effected on a factual basis different from that contemplated in the Agreement, the Officers' Certificates and the Proxy Statement/Prospectus, the opinions expressed herein may be inapplicable.

         No opinion is expressed on any matters other than those specifically referred to herein. We understand that Mayer, Brown, Rowe & Maw will separately render its opinion as to the Arrow Merger and the consequences of the Arrow Merger to Parent and the stockholders of Parent.

         The opinions expressed herein are furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the Proxy Statement/Prospectus under the caption "Material Federal Income Tax Considerations."

         In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                    By: /s/ David I. Shapiro
                                        --------------------------------------
                                                  David I. Shapiro